UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Ophthotech Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPHTHOTECH CORPORATION

One Penn Plaza, 19th Floor

New York, NY 10119

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 2, 2016

On May 9, 2016, Ophthotech Corporation (the “Company”) filed a Current Report on Form 8-K disclosing that on May 6, 2016, Nicholas Galakatos, Ph.D. resigned from the Board of Directors of the Company.  The Company’s Board of Directors is divided into three classes, with members of each class serving staggered three-year terms.  Dr. Galakatos was not standing for election at the Company’s 2016 annual meeting of stockholders because as a class I director his term would otherwise have expired at the Company’s annual meeting of stockholders to be held in 2017.  The resignation by Dr. Galakatos does not affect the directors nominated for election at the 2016 annual meeting of stockholders.

In connection with the resignation by Dr. Galakatos, the Company’s Board of Directors appointed existing director Michael Ross, Ph.D. to replace Dr. Galakatos as a member of the Audit Committee and existing director David Redlick to replace Dr. Galakatos as a member and chair of the Compensation Committee.